Registration No. 333-[_____]

As filed with the Securities and Exchange Commission on September 10, 2003

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

COMPUTER ASSOCIATES INTERNATIONAL, INC.

(Exact name of issuer as specified in its charter)

Delaware	13-2857434
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

One Computer Associates Plaza
Islandia, New York 11749-7000
(Address of principal executive offices)

2003 COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
(Full title of Plans)

IRA ZAR
Executive Vice President – Chief Financial Officer
COMPUTER ASSOCIATES INTERNATIONAL, INC.
One Computer Associates Plaza
Islandia, New York 11749-7000
(631) 342-5224
(Name, address and telephone number of agent for service)

Copies to:
Pillsbury Winthrop LLP
One Battery Park Plaza
New York, New York 10004
(212) 858-1000
Attention: Susan P. Serota, Esq.

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Title of Securities to be Registered	Registered(3)	Unit/Share(4)	Price	Registration Fee(5)

Deferred Stock Obligations(1)	761,858 units	$27.19	$20,714,919	$1,676
Common Stock, $.10 par value per share, together with associated right to purchase shares of Series One Junior Participating Preferred Stock, Class A, without par value (2)	761,858 shares	$27.19	$20,714,919	$0

1.	The Deferred Stock Obligations are unsecured deferred compensation obligations of Computer Associates International, Inc. (the “Registrant”) incurred in connection with a non-employee director’s deferral of annual director fees in accordance with the terms of the 2003 Compensation Plan For Non-Employee Directors (the “Plan”), which obligations will be settled in shares of Common Stock after the director terminates service with the Registrant’s Board of Directors.

2.	Rights are attached to and trade with the Registrant’s Common Stock and are issued for no additional consideration. The value attributable to Rights, if any, is reflected in the market price of the Common Stock. No additional registration fee is required.

3.	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”) this Registration Statement shall also cover additional units of Deferred Stock Obligations and shares of Common Stock which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transactions effected without consideration that results in an increase in the number of the Registrant’s shares of outstanding Common Stock. The 761,858 shares of Common Stock to be registered represent shares that will be issued to Plan participants in satisfaction of Deferred Stock Obligations under the terms of the Plan and includes (i) 200,000 shares that have been reserved for issuance under the Plan and (ii) 561,858 that had been reserved for issuance under the Registrant’s 2002 Compensation Plan For Non-Employee Directors, but were not awarded under that plan prior to its termination and have been made available for issuance under the Plan.

4.	Estimated solely for purposes of computing the amount of the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share is based on the reported average of the high and low prices for the Registrant’s Common Stock on the NYSE on September 8, 2003.

5.	Pursuant to Rule 457(i) under the Securities Act, the registration fee is calculated solely on the basis of the proposed offering price of the Deferred Stock Obligations, which convert to shares of the Registrant’s Common Stock at distribution under the terms of the Plan.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     Computer Associates International, Inc. (the “Registrant”) hereby incorporates herein by reference the following documents filed with the Securities and Exchange Commission (the “Commission”):

     (a)  The Registrant’s annual report on Form 10-K for its fiscal year ended March 31, 2003;

     (b)  The Registrant’s quarterly report on Form 10-Q for its fiscal quarter ended June 30, 2003;

     (c)  All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since March 31, 2003;

     (d)  The description of the Registrant’s common stock, par value $0.10 per share (“Common Stock”), outlined in the Registrant’s Registration Statement on Form 8-A filed under the Exchange Act, which in turn incorporates by reference the description in the Registrant’s Registration Statement on Form S-1 (Registration No. 2-74618) filed under the Securities Act of 1933, as amended (the “Securities Act”).

     All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act in each year during which the offering made by this registration statement is in effect prior to the filing with the Commission of the Registrant’s Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this registration statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

     Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     The securities being registered under this registration statement consist of (1) obligations (the “Deferred Stock Obligations”) of the Registrant to issue shares common stock in the future in connection with the deferred payment of annual director fees that are deferred by or on behalf of eligible directors under the terms of the Computer Associates International, Inc. 2003 Compensation Plan For Non-Employee Directors (the “Plan”) and (2) shares of Common Stock of the Registrant into which the Deferred Stock Obligations shall convert upon settlement. A description of the Registrant’s Common Stock is incorporated by reference in this Registration Statement pursuant to Item 3 above. A description of the Deferred Stock Obligations follows.

     Subject to the provisions of the Plan, an eligible director (a “Participant”) will receive payment of his annual directors fees in the form of stock deferrals, subject to the Participant’s right to elect to receive current payment of up to 50% of such annual director fees in cash in lieu of stock deferrals. A Participant’s stock deferrals will be credited to an unfunded and unsecured record keeping account (a “Deferred Stock Compensation Account”) maintained by the Registrant in the name of the Participant. The number of shares underlying each stock deferral will be determined by dividing the dollar amount of the director fees subject to the stock deferral by the market price of a share of Common Stock on the day the deferral is credited to Participant’s Deferred Stock Compensation Account. A Participant will receive cash payments on each share underlying the stock deferrals credited to the Participant’s account in amounts equal to the cash dividends and other distributions payable to holders of a share of Common Stock. The Corporate Governance Committee may, however, determine in its discretion that in lieu of such cash payments, a Participant’s Deferred Stock Compensation Account will be credited with additional stock deferrals in the amount of such dividends or other distributions. The amounts credited to Participants’ Deferred Stock Compensation Accounts comprise the Deferred Stock Obligations being registered hereunder.

     Generally, the Deferred Stock Obligations will convert to and be settled in shares of the Registrant’s Common Stock in one lump sum on the first business day of the calendar year following the director service year in which a Participant ceases for any reason to be a member of the Registrant’s Board of Directors (the “Payment Commencement Date”). A Participant may, however, elect at any time prior to the Participant’s termination date to receive shares in settlement of the Deferred Stock Obligations in up to 10 annual installments, commencing on the Payment Commencement Date. If a Participant dies before full settlement of the Deferred Stock Obligations, the unsettled balance will be settled in one lump sum in accordance with the Participant’s will, or if there is no will, in accordance with the laws of descent and distribution.

     The Deferred Stock Obligations are not subject to redemption, in whole or in part, prior to the Payment Commencement Date, except that the Corporate Governance Committee of the Registrant’s Board of Directors, in its discretion, may permit early redemption of Deferred Stock Obligations if a Participant or a Participant’s representative provides satisfactory evidence that such early redemption is needed to meet an unforeseen financial hardship. A Participant’s rights to and under the Deferred Stock Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged or encumbered, except by way of transfer to the employee’s beneficiary or estate upon the Participant’s death, pursuant to the terms of the Plan.

     The Deferred Stock Obligations are unsecured general obligations of the Registrant, which are equal in rank to other unsecured and unsubordinated indebtedness of the Registrant that may be outstanding from time to time. No sinking fund has or will be established with respect to the Deferred Stock Obligations.

     The Registrant reserves the right to amend or terminate the Plan at any time, except that no amendment or termination shall adversely affect the rights of Participants with respect to Deferred Stock Obligations acquired prior to such amendment or termination without the Participants’ written consent. In the event the Plan is terminated, the Registrant may decide, in its sole discretion, to either settle the Deferred Stock Obligations as they come due in accordance with the terms of the Plan or accelerate the settlement of the Deferred Stock Obligations.

     The Deferred Stock Obligations do not enjoy the benefit of any affirmative or negative pledges or covenants by the Registrant. The Registrant may establish a grantor trust to set aside shares of the Registrant’s Common Stock to use for the settlement of the Deferred Stock Obligations, but the Registrant retains discretion to determine whether such a trust will be established and, if so, the amount and timing of any contributions to the trust. The assets of the trust would remain subject to the claims of the Registrant’s creditors. The trustee of the trust would be required to administer the trust in accordance with its terms, but the trustee’s obligations and authority would be limited to the amounts that may be held in the trust from time to time and the trustee may be subject to the direction of the Registrant with respect to the settlement of the Deferred Stock Obligations.

Item 5. Interests of Named Experts and Counsel.

     Steven M. Woghin, who is rendering the opinion as to the legality of the Registrant’s securities to be issued pursuant to this registration statement, is employed by the Registrant as Senior Vice President and General Counsel. Mr. Woghin is the beneficial owner of 19,835 shares (including 6,425 shares credited to his account in the Registrant’s tax-qualified profit sharing plan), and of options to purchase 397,874 shares of the Registrant’s Common Stock.

Item 6. Indemnification of Directors and Officers.

     As permitted by Section 145 of the Delaware General Corporation Law, Article EIGHTH of the Registrant’s Restated Certificate of Incorporation, as amended, provides:

“The Corporation shall to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as the same may be amended and supplemented, indemnify any and all persons who it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by such section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.”

     The Registrant’s Restated Certificate of Incorporation, as amended, also limits the personal liability of directors for monetary damages in certain instances and eliminates director liability for monetary damages arising from any breach of a director’s duty of care.

     The Registrant maintains insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of the Registrant’s Restated Certificate of Incorporation, as amended.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     See the Index to Exhibits attached hereto.

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Islandia, County of Suffolk and the State of New York, on the 10th day of September, 2003.

COMPUTER ASSOCIATES INTERNATIONAL, INC.

By:	/s/ Ira H. Zar

Ira H. Zar
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS that the individuals whose signatures appear below constitute and appoint Sanjay Kumar and Ira Zar, and each of them, his true and lawful attorney-in-fact and agents with full and several power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 10th day of September, 2003:

Signature	Title

/s/ Sanjay Kumar Sanjay Kumar	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Russell M. Artzt Russell M. Artzt	Director

/s/ Kenneth Cron Kenneth Cron	Director

/s/ Alfonse M. D’Amato Alfonse M. D’Amato	Director

/s/ Gary J. Fernandes Gary J. Fernandes	Director

/s/ Robert E. La Blanc Robert E. La Blanc	Director

/s/ Jay W. Lorsch Jay W. Lorsch	Director

/s/ Lewis S. Ranieri Lewis S. Ranieri	Director

/s/ Walter P. Schuetze Walter P. Schuetze	Director

/s/ Alex Serge Vieux Alex Serge Vieux	Director

/s/ Ira H. Zar Ira H. Zar	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

INDEX TO EXHIBITS

Exhibit
Number		Description

4.1	-	Provisions of the Registrant’s Restated Certificate of Incorporation, dated February 3, 1999, that define the rights of security holders of the Registrant (incorporated by reference to Exhibit 3(I) to Registrant’s Form 10-Q for the fiscal quarter ended December 31, 1998).*
4.2	-	Provisions of the Registrant’s By-laws, as amended effective January 19, 1999, that define the rights of security holders of the Registrant (incorporated by reference to Exhibit 3(II) to Registrant’s Form 10-Q for the fiscal quarter ended December 31, 1998). *
4.3	-	Rights Agreement (“Rights Agreement”) dated as of June 18, 1991 between the Registrant and Manufacturers Hanover Trust Company (incorporated by reference to Exhibit 4 to the Registrant’s Current Report on Form 8-K dated June 18, 1991).*
4.4	-	Amendment No. 1 dated May 17, 1995 to Rights Agreement (incorporated by reference to Exhibit C to the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 1995).*
4.5	-	Amendment No. 2 dated May 23, 2001 to Rights Agreement (incorporated by reference to Exhibit 4.6 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2001).*
4.6	-	Amendment No. 3 dated November 9, 2001 to Rights Agreement (incorporated by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed as of November 9, 2001).*
4.7	-	2003 Compensation Plan For Non-Employee Directors (incorporated by reference to Exhibit A to the Registrant’s definitive Proxy Statement filed with the Commission on July 21, 2003).*
5	-	Opinion of Steven M. Woghin, Esq. as to the legality of securities being offered hereunder.
23.1	-	Consent of KPMG LLP.
23.2		Awareness Letter of KPMG LLP.
23.3	-	Consent of Steven M. Woghin, Esq. (contained in his Opinion in Exhibit 5 hereto).
24	-	Power of Attorney (set forth on the signature page).

*	Incorporated by reference.